Exhibit 99.1

WILLIAM LYON HOMES REPORTS SECOND QUARTER 2019 RESULTS

YEAR TO DATE HOMEBUILDING REVENUE OF $917.3 MILLION, UP 3%;

YEAR TO DATE NEW HOME DELIVERIES OF 1,982 HOMES, UP 9%

NEWPORT BEACH, CA— August 1, 2019 — William Lyon Homes (NYSE: WLH), a leading homebuilder in the Western U.S., announced results for its second quarter ended June 30, 2019.

2019 Second Quarter Highlights (Comparison to 2018 Second Quarter)

•

Adjusted net income available to common stockholders of $12.2 million, or $0.31 per diluted share, and net income available to common stockholders of $10.5 million, or $0.27 per diluted share, compared to $22.5 million, or $0.57 per diluted share in the prior year

•	Adjusted pre-tax income of $20.5 million, and pre-tax income of $18.3 million; adjustments include:

•	$1.0 million of transaction expenses related to the acquisition of a mortgage company; and

•	$1.2 million of one-time, non-recurring costs associated with staff reductions

•	New home deliveries of 1,033 homes, down 5%

•	Home sales revenue of $463.5 million, down 11%

•	Average sales price (ASP) of new homes delivered of $448,700 versus $479,100

•	Homebuilding gross margin percentage of 16.0%

•	Net new home orders of 1,261

•	Average sales locations of 123, compared to 107

•	Units in backlog of 1,423

•	Dollar value of homes in backlog of $639.7 million

•	SG&A percentage of 11.8%, compared to 11.1%

•	Adjusted SG&A percentage of 11.6%, excluding $1.2 million of one-time, non-recurring costs associated with staff reductions

•	Adjusted EBITDA of $37.0 million

“Our results for the second quarter were in-line with our expectations across substantially all of our operational and financial metrics, achieving a backlog conversion rate of 86% which drove new home deliveries of 1,033 homes and home sales revenue of $463.5 million with an ASP of $448,700,” stated Matthew R. Zaist, President and Chief Executive Officer. “Our GAAP gross margins were right where we expected them to be, and adjusted pre-tax income for the quarter was $20.5 million, excluding certain one-time expenses associated with our acquisition of a mortgage platform as part of our wholly-owned financial services strategy as well as certain reorganization costs to enhance operational efficiencies in our Southern California operations, both of which we feel will drive long-term improvements in profitability.”

Mr. Zaist continued, “We are encouraged by the evolution of the Spring selling season, as the monthly absorption pace in the second quarter reflected a sequential increase of 10% over the first quarter to a healthy 3.4 sales per community, and with a number of our divisions up year-over-year on total orders and absorption. We are continuing to see strong absorption from the entry-level and the first-time move up buyers, which are experiencing the highest absorptions in the Company, and contributed 86% of our new home deliveries. In addition, we delivered another strong quarter on our spec inventory, selling and closing 39% more homes in the same quarter than we did in the prior year period. Our focus on the entry-level and first-time move-up homebuyers coupled with our modified spec / start strategy has yielded significant improvement in year-over-year backlog conversion and we expect to see the benefits as we move through the balance of the year, allowing for more efficient capital turns which should lead to improved returns and the delevering of our balance sheet.”

Mr. Zaist added, “Following the volatility experienced in the back half of last year, we are pleased to see a majority of our markets stable to improving. While still taking a measured approach to pricing, we have been able to reduce incentives and increase prices in certain markets and anticipate sequential improvement in gross margins in the back half of the year. Our anticipated full year results now include deliveries of 4,300 to 4,500 units and revenues of $2.0 billion to $2.075 billion for 2019.”

Operating Results

Home sales revenue for the second quarter of 2019 was $463.5 million, as compared to $518.4 million in the year-ago period, a decrease of 11%. The decrease was driven by a 5% decrease in the number of homes closed in 2019, as compared to the prior year period, as well as a decrease in ASP from $479,100 in the second quarter of 2018, to approximately $448,700 in the 2019 period. The decrease in ASP was based on the change in product mix with a higher concentration of deliveries from the Central Texas division.

Homebuilding gross margin percentage during the second quarter of 2019 was 16.0%. Interest in cost of sales was 4.3% during the quarter, and adjusted gross margin percentage was 20.3%.

Net new home orders for the quarter were 1,261, an increase of 14% sequentially over the first quarter, and a slight decrease from 1,270 in the second quarter of 2018.

Our average community count increased 15% to 123 averages sales location during the second quarter of 2019, compared to 107 during the second quarter of 2018. Overall, our monthly absorption rate for the quarter was 3.4 sales per community, compared to 3.1 sales per community in the 2019 first quarter. During the quarter, our monthly absorption pace was 3.5 in April, 3.1 in May and peaking at 3.6 in June. Our cancellation rate for the second quarter of 2019 was 13%, in-line with the 12% experienced in the second quarter of last year.

Sales and marketing expense during the second quarter of 2019 improved to 5.5% of homebuilding revenue, compared to 5.6% in the year-ago quarter, primarily due to a decrease in advertising and model operations expense during the quarter. General and administrative expenses increased to 6.4% of homebuilding revenue, compared to 5.5% in the year-ago quarter. Adjusting to exclude the one-time personnel reorganization expenses of $1.2 million in the quarter, general and administrative expenses would have been 6.1%. The Company believes that the long-term run-rate of this reorganization will result in approximately $3.5 million to $4.0 million of annualized savings.

Pre-tax income was $18.3 million and adjusted pre-tax income was $20.5 million. Provision for income tax was $3.9 million, for an effective tax rate of 21.1%, compared to a provision of $7.8 million, or 22.2%, in the prior year.

Net income attributable to non-controlling interest was $4.0 million during the second quarter, as compared to $4.8 million in the prior year.

Financial Services

The Company announced the formation of ClosingMark Financial Group, LLC, a wholly-owned subsidiary under which the Company intends to operate a full suite of financial services offerings, including title agency, settlement and mortgage services, for the Company’s homebuyers and other retail customers. ClosingMark has recently commenced its title agency services in the Central Texas, Arizona, Colorado and Nevada markets, and expects to expand its title and settlement services operations into virtually all of the Company’s homebuilding markets over the course of the next two quarters.

In April 2019, we closed on the acquisition of a mortgage platform, South Pacific Financial Corporation (“SPFC”), which has been rebranded as ClosingMark Home Loans. We anticipate integrating our existing mortgage joint venture operations and loan pipeline into this platform under the ClosingMark brand during the third quarter.

During the three and six months ended June 30, 2019, the Company is reporting a separate financial services segment, to report the operations, assets, and liabilities of the services mentioned above on wholly-owned mortgage operations of ClosingMark Home Loans, our title agency business, as well as our unconsolidated mortgage joint ventures.

During the quarter, our unconsolidated mortgage joint ventures recorded income of $1.4 million, our wholly-owned financial services recorded a loss of $1.2 million, and we incurred transaction expenses related to the acquisition of SPFC of approximately $990,000.

We would expect to benefit from improved financial performance out of the financial services segment for the third quarter and remainder of the year based on operating efficiencies and earnings capture on a wholly-owned basis.

Balance Sheet Update

At quarter end, cash and cash equivalents totaled $35.5 million, owned real estate inventories totaled $2.3 billion, total assets were $2.9 billion and total equity was $1.0 billion. Total debt to book capitalization was 57.9%, and net debt to net book capitalization was 57.3% at June 30, 2019, compared to 56.6% and 55.9% at December 31, 2018, respectively.

Senior Notes Issuance

In June 2019, the Company priced a private placement of $300.0 million in aggregate principal amount of 6.625% Senior Notes due 2027, which offering closed on July 9, 2019.

The Company is using the proceeds from the 6.625% Senior Notes issuance to redeem $300.0 million in aggregate principal amount of the $350.0 million of outstanding 7.00% Senior Notes due 2022. The Company intends to repay the remaining outstanding $50.0 million of the 7.00% Senior Notes due 2022 with free cash flow as part of its overall deleveraging strategy.

In the third quarter and in conjunction with our refinance of our senior notes, we amended our revolving credit facility to extend the maturity from May 21, 2021 to May 21, 2022.

Conference Call

The Company will host a conference call to discuss these results today, Thursday, August 1, 2019 at 9:00 a.m. Pacific Time. The call will be available via both the telephone at (855) 851-4524 or (720) 634-2900, conference ID #4844924, or through the Company’s website at www.lyonhomes.com in the Investor Relations section of the site.

A replay of the call will be available through August 8, 2019 by dialing (855) 859-2056 or (404) 537-3406, conference ID #4844924. A webcast replay of the call will also be available on the Company’s website approximately two hours after the broadcast.

About William Lyon Homes

William Lyon Homes is one of the largest Western U.S. regional homebuilders. Headquartered in Newport Beach, California, the Company is primarily engaged in the design, construction, marketing and sale of single-family detached and attached homes in California, Arizona, Nevada, Colorado, Washington, Oregon and Texas. Its core markets include Orange County, Los Angeles, San Diego, Riverside, San Bernardino, the South and East Bay Areas of San Francisco, Phoenix, Las Vegas, Denver, Fort Collins, Portland, Seattle, Houston, Austin and San Antonio. The Company has a distinguished legacy of more than 60 years of homebuilding operations, over which time it has sold in excess of 110,000 homes. The Company markets and sells its homes under the William Lyon Homes brand in all of its markets except for Washington and Oregon, where the Company operates under the Polygon Northwest brand.

Forward-Looking Statements

Certain statements contained in this release and the accompanying comments during our conference call that are not historical information may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, but not limited to, forward-looking statements related to: anticipated deliveries and revenue, gross margin performance, backlog conversion rates, operating and financial results for the third quarter of 2019 and full year 2019, operational synergies from reorganization items, community count growth and project performance, market and industry trends, average sale price of homes to be closed in various periods, SG&A percentage, future cash needs and liquidity, minority interest from our homebuilding joint ventures, leverage ratios and reduction strategies, land acquisitions, financial services and ancillary business performance, integration and strategies. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others: changes in mortgage and other interest rates; affordability pressures; adverse weather conditions; the availability of labor and homebuilding materials and increased construction cycle times; our financial leverage and level of indebtedness and any inability to comply with financial and other covenants under our debt instruments; timing of closings in our joint venture operations; continued volatility and worsening in general economic conditions either internationally, nationally or in regions in which we operate; increased housing supply in our markets; increased outside broker costs; increased costs of homebuilding materials; changes in governmental laws and regulations and compliance, increased costs, fees and delays associated therewith; government actions, policies, programs and regulations directed at or affecting the housing market (including the Tax Cuts and Jobs Act (“TCJA”), the Dodd-Frank Act, tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including pursuant to the TCJA; worsening in markets for residential housing; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the impact from additional litigation matters; defects in manufactured products or other homebuilding materials; decline in real estate values resulting in impairment of our real estate assets; volatility in the banking industry, credit and capital markets; restraints on foreign investment; terrorism or other hostilities involving the United States and other geopolitical risk as well as restrictive policies such as tariffs or capital investment restrictions; building moratorium or “slow-growth” or “no-growth” initiatives that could be implemented in states in which we operate; conditions in the capital, credit and financial markets, including mortgage lending standards and the availability and timing of mortgage financing; changes in generally accepted accounting principles or interpretations of those principles; competition for home sales from other sellers of new and resale homes; cancellations and our ability to realize our backlog; the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements; limitations on our ability to utilize our tax attributes; whether an ownership change occurred that could, under certain circumstances, have resulted in the limitation of our ability to offset prior years’ taxable income with net operating losses; the timing of receipt of regulatory approvals and the opening of projects; the availability and cost of land for future development; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission. The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor/Media Contacts:

Larry Clark

Financial Profiles, Inc.

(310) 622-8223

WLH@finprofiles.com

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018
Operating revenue
Home sales	$463,517	$518,432
Construction services	1,952	1,020

	465,469	519,452

Operating costs
Cost of sales — homes	(389,483)	(425,572)
Construction services	(1,785)	(959)
Sales and marketing	(25,366)	(28,848)
General and administrative	(29,472)	(28,507)
Transaction expenses	—	(777)
Other	(695)	(621)

	(446,801)	(485,284)

Operating income	18,668	34,168

Financial services
Equity in income of unconsolidated joint ventures	1,378	533
(Loss) income from financial services operations	(1,222)	—
Transaction expenses	(990)	—

Financial services (loss) income	(834)	533

Other income, net	453	311

Income before provision for income taxes	18,287	35,012
Provision for income taxes	(3,857)	(7,776)

Net income	14,430	27,236
Less: Net income attributable to noncontrolling interests	(3,979)	(4,781)

Net income available to common stockholders	$10,451	$22,455

Income per common share:
Basic	$0.28	$0.59
Diluted	$0.27	$0.57
Weighted average common shares outstanding:
Basic	37,818,127	38,017,211
Diluted	39,260,702	39,688,271

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except number of shares and per share data)

(unaudited)

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Operating revenue
Home sales	$917,292	$890,817
Construction services	4,041	2,003

	921,333	892,820

Operating costs
Cost of sales — homes	(770,527)	(732,880)
Construction services	(3,754)	(1,942)
Sales and marketing	(50,643)	(51,541)
General and administrative	(58,598)	(53,028)
Transaction expenses	—	(3,907)
Other	(1,039)	(919)

	(884,561)	(844,217)

Operating income	36,772	48,603

Financial services
Equity in income of unconsolidated joint ventures	2,290	1,465
(Loss) income from financial services operations	(1,222)	—
Transaction expenses	(990)

Financial services (loss) income	78	1,465

Other income, net	1,084	346

Income before extinguishment of debt	37,934	50,414
Gain (loss) on extinguishment of debt	383	—

Income before provision for income taxes	38,317	50,414
Provision for income taxes	(8,753)	(10,590)

Net income	29,564	39,824
Less: Net income attributable to noncontrolling interests	(10,994)	(9,041)

Net income available to common stockholders	$18,570	$30,783

Income per common share:
Basic	$0.49	$0.81
Diluted	$0.48	$0.77
Weighted average common shares outstanding:
Basic	37,715,019	37,974,471
Diluted	39,051,131	39,772,437

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands, except number of shares and par value per share)

	June 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and cash equivalents	$35,498	$33,779
Receivables	16,086	13,502
Real estate inventories
Owned	2,349,438	2,333,207
Not owned	240,015	315,576
Investment in unconsolidated joint ventures	6,686	5,542
Goodwill	123,695	123,695
Intangibles, net of accumulated amortization of $4,640 as of June 30, 2019 and December 31, 2018	6,700	6,700
Deferred income taxes	46,255	47,241
Lease right-of-use assets	37,493	13,561
Financial services assets	45,367	—
Other assets, net	38,889	36,971

Total assets	$2,946,122	$2,929,774

LIABILITIES AND EQUITY
Accounts payable	$114,026	$128,371
Accrued expenses	122,871	150,155
Financial services liabilities	31,452	—
Liabilities from inventories not owned	240,015	315,576
Revolving credit facility	133,000	45,000
Construction notes payable	1,342	1,231
Joint venture notes payable	155,892	151,788
7% Senior Notes due August 15, 2022	347,821	347,456
6% Senior Notes due September 1, 2023	344,526	343,878
5 7/8% Senior Notes due January 31, 2025	428,775	431,992

	1,919,720	1,915,447

Commitments and contingencies
Equity:
William Lyon Homes stockholders’ equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, Class A, par value $0.01 per share; 150,000,000 shares authorized; 33,972,103 and 33,904,972 shares issued, 33,009,795 and 32,690,378 shares outstanding at June 30, 2019 and December 31, 2018, respectively	340	339
Common stock, Class B, par value $0.01 per share; 30,000,000 shares authorized; 4,817,394 shares issued and outstanding at June 30, 2019 and December 31, 2018	48	48
Additional paid-in capital	447,910	445,545
Retained earnings	435,960	417,390

Total William Lyon Homes stockholders’ equity	884,258	863,322
Noncontrolling interests	142,144	151,005

Total equity	1,026,402	1,014,327

Total liabilities and equity	$2,946,122	$2,929,774

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended June 30,
	2019	2018	Percentage % Change
	Consolidated Total	Consolidated Total
Selected Financial Information
(dollars in thousands)
Homes closed	1,033	1,082	(5%)

Home sales revenue	$463,517	$518,432	(11%)
Cost of sales (excluding interest)	(369,437)	(397,858)	(7%)

Adjusted homebuilding gross margin (1)	$94,080	$120,574	(22%)

Adjusted homebuilding gross margin percentage (1)	20.3%	23.3%	(13%)

Interest in cost of sales	(20,046)	(22,329)	(10%)
Purchase accounting adjustments	—	(5,385)	(100%)

Gross margin	$74,034	$92,860	(20%)

Gross margin percentage	16.0%	17.9%	(11%)

Number of homes closed
California	287	268	7%
Arizona	105	123	(15%)
Nevada	70	91	(23%)
Colorado	158	145	9%
Washington	80	138	(42%)
Oregon	83	140	(41%)
Texas	250	177	41%

Total	1,033	1,082	(5%)

Average sales price of homes closed
California	$584,700	$650,900	(10%)
Arizona	333,400	315,200	6%
Nevada	493,900	507,800	(3%)
Colorado	423,500	430,600	(2%)
Washington	714,600	612,100	17%
Oregon	414,600	473,000	(12%)
Texas	270,500	259,200	4%

Company Average	$448,700	$479,100	(6%)
Number of net new home orders
California	354	337	5%
Arizona	133	118	13%
Nevada	101	115	(12%)
Colorado	183	160	14%
Washington	119	136	(13%)
Oregon	98	199	(51%)
Texas	273	205	33%

Total	1,261	1,270	(1%)

Average number of sales locations during period
California	41	28	46%
Arizona	9	6	50%
Nevada	13	14	(7%)
Colorado	11	15	(27%)
Washington	10	10	0%
Oregon	17	14	21%
Texas	22	20	10%

Total	123	107	15%

(1)

Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting adjustments have on homebuilding gross margin and allows investors to make better comparisons with our competitors.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Six Months Ended June 30,
	2019	2018	Percentage % Change
	Consolidated Total	Consolidated Total
Selected Financial Information
(dollars in thousands)
Homes closed	1,982	1,822	9%

Home sales revenue	$917,292	$890,817	3%
Cost of sales (excluding interest and purchase accounting adjustments)	(730,066)	(685,627)	6%

Adjusted homebuilding gross margin (1)	$187,226	$205,190	(9%)

Adjusted homebuilding gross margin percentage (1)	20.4%	23.0%	(11%)

Interest in cost of sales	(40,461)	(41,133)	(2%)
Purchase accounting adjustments	—	(6,120)	(100%)

Gross margin	$146,765	$157,937	(7%)

Gross margin percentage	16.0%	17.7%	(10%)

Number of homes closed
California	568	478	19%
Arizona	194	228	(15%)
Nevada	141	165	(15%)
Colorado	284	238	19%
Washington	152	232	(34%)
Oregon	203	244	(17%)
Texas	440	237	86%

Total	1,982	1,822	9%

Average sales price of homes closed
California	$623,100	$647,000	(4%)
Arizona	333,000	310,500	7%
Nevada	512,600	578,100	(11%)
Colorado	432,900	430,700	1%
Washington	651,400	599,700	9%
Oregon	421,200	463,400	(9%)
Texas	270,500	255,900	6%

Company Average	$462,800	$488,900	(5%)
Number of net new home orders
California	644	620	4%
Arizona	245	226	8%
Nevada	160	224	(29%)
Colorado	355	304	17%
Washington	213	315	(32%)
Oregon	210	408	(49%)
Texas	537	279	92%

Total	2,364	2,376	(1%)

Average number of sales locations during period
California	38	24	58%
Arizona	9	6	50%
Nevada	13	13	0%
Colorado	11	15	(27%)
Washington	10	9	11%
Oregon	17	14	21%
Texas	23	13	77%

Total	121	94	29%

(1)

Adjusted homebuilding gross margin is a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. It is used by management in evaluating operating performance and in making strategic decisions regarding sales pricing, construction and development pace, product mix and other operating decisions. We believe this information is meaningful as it isolates the impact that interest and purchase accounting adjustments have on homebuilding gross margin and allows investors to make better comparisons with our competitors.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	As of June 30,
	2019	2018	Percentage % Change
	Consolidated Total	Consolidated Total
Backlog of homes sold but not closed at end of period
California	328	457	(28%)
Arizona	209	159	31%
Nevada	113	145	(22%)
Colorado	205	238	(14%)
Washington	102	174	(41%)
Oregon	135	236	(43%)
Texas	331	239	38%

Total	1,423	1,648	(14%)

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$205,361	$346,687	(41%)
Arizona	73,993	50,048	48%
Nevada	53,750	95,759	(44%)
Colorado	96,245	99,531	(3%)
Washington	65,729	118,863	(45%)
Oregon	55,546	92,270	(40%)
Texas	89,114	64,503	38%

Total	$639,738	$867,661	(26%)

Lots owned and controlled at end of period (1)
Lots owned
California	3,021	3,921	(23%)
Arizona	3,459	3,993	(13%)
Nevada	2,485	2,822	(12%)
Colorado	660	1,130	(42%)
Washington	1,481	1,327	12%
Oregon	2,719	2,623	4%
Texas	4,997	3,398	47%

Total	18,822	19,214	(2%)

Lots controlled
California	1,323	2,022	(35%)
Arizona	660	651	1%
Nevada	629	3	NM
Colorado	2,269	1,197	90%
Washington	617	1,334	(54%)
Oregon	1,751	1,456	20%
Texas	2,707	3,629	(25%)

Total	9,956	10,292	(3%)

Total lots owned and controlled
California	4,344	5,943	(27%)
Arizona	4,119	4,644	(11%)
Nevada	3,114	2,825	10%
Colorado	2,929	2,327	26%
Washington	2,098	2,661	(21%)
Oregon	4,470	4,079	10%
Texas	7,704	7,027	10%

Total	28,778	29,506	(2%)

(1)

Certain lots in California, Texas, Arizona and Washington are consolidated on the Company’s accompanying balance sheet in accordance with FASB ASC Topic 470, Debt (“ASC 470”). Included in lots owned are 546 lots in California, 1,159 lots in Texas, 1,931 lots in Arizona, and 72 lots in Washington that are associated with land banking transactions that are consolidated on the Company’s accompanying balance sheet in accordance with ASC 470.

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net income available to common stockholders	$10,451	$22,455	$18,570	$30,783
Interest incurred	$23,910	$22,808	$47,990	$42,066
Adjusted EBITDA (1)	$37,031	$62,415	$73,627	$104,127
Adjusted EBITDA Margin (2)	8.0%	12.0%	8.0%	11.7%
Ratio of adjusted EBITDA to interest incurred	1.5	2.7	1.5	2.5

Balance Sheet Data
			June 30, 2019	December 31, 2018
Cash and cash equivalents			$35,498	$33,779

Total William Lyon Homes stockholders’ equity			884,258	863,322
Noncontrolling interests			142,144	151,005
Total debt			1,411,356	1,321,345

Total capital			$2,437,758	$2,335,672

Ratio of debt to total capital			57.9%	56.6%
Ratio of net debt to total capital (net of cash)			57.3%	55.9%

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

(1)

Adjusted EBITDA means net income available to common stockholders plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) stock based compensation, (v) depreciation and amortization, (vi) non-cash purchase accounting adjustments, (vii) cash distributions of income from unconsolidated joint ventures, (viii) equity in income of unconsolidated joint ventures, (ix) transaction expenses, and (x) (gain) loss on extinguishment of debt. Other companies may calculate adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. GAAP. Adjusted EBITDA is presented herein because management believes the presentation of adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because adjusted EBITDA is a widely utilized indicator of a company’s operating performance. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income available to common stockholders to adjusted EBITDA is provided in the following table:

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net income available to common stockholders	$10,451	$22,455	$18,570	$30,783
Provision for income taxes	3,857	7,776	8,753	10,590
Interest expense
Interest incurred	23,910	22,808	47,990	42,066
Interest capitalized	(23,910)	(22,808)	(47,990)	(42,066)
Amortization of capitalized interest included in cost of sales	20,046	22,393	40,461	41,218
Stock based compensation	1,963	2,006	4,728	5,187
Depreciation and amortization	796	1,916	1,541	3,972
Non-cash purchase accounting adjustments	—	5,385	—	6,120
Cash distributions of income from unconsolidated joint ventures	306	240	1,257	3,815
Equity in income of unconsolidated joint ventures	(1,378)	(533)	(2,290)	(1,465)
Transaction expenses	990	777	990	3,907
(Gain) Loss on extinguishment of debt	—	—	(383)	—

Adjusted EBITDA	$37,031	$62,415	$73,627	$104,127

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Net income available to common stockholders	$10,451	$22,455	$18,570	$30,783
Add: Transaction expenses	990	777	990	3,907
(Less) / Add: (Gain) Loss on extinguishment of debt	—	—	(383)	—
Add: Costs associated with staff reductions	1,173	—	1,173	—
Less: Income tax (provision) applicable to transaction expenses	(209)	(172)	(226)	(820)
Add / (Less): Income tax benefit applicable to (gain) loss on extinguishment of debt	—	—	87	—
Less: Income tax (provision) applicable to costs associated with staff reductions	(247)	—	(268)	—

Net income, adjusted for transaction expenses, (gain) loss on extinguishment of debt, and costs associated with staff reductions, net of tax benefit (provision)	$12,158	$23,060	$19,943	$33,870

Diluted weighted average common shares outstanding	39,260,702	39,688,271	39,051,131	39,772,437
Adjusted net income excluding noncontrolling interest per diluted share	$0.31	$0.58	$0.51	$0.85

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Income before provision for income taxes	$18,287	$35,012	$38,317	$50,414
Add / (Less): Transaction expenses	990	777	990	3,907
(Gain) Loss on extinguishment of debt	—	—	(383)	—
Costs associated with staff reductions	1,173	—	1,173	—

Pre-tax income, adjusted for transaction expenses, (gain) loss on extinguishment of debt, and costs associated with staff reductions	$20,450	$35,789	$40,097	$54,321

(2)	Calculated as Adjusted EBITDA as a percentage of operating revenue.